Exhibit 23

Consent of Independent Registered Public Accounting Firm

CB Financial Services, Inc.

Carmichaels, Pennsylvania

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-205363) of CB Financial Services, Inc. and Subsidiary of our report dated March 11, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the annual report on Form 10-K for the year ended December 31, 2019.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania

March 11, 2020